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                                                                    Exhibit 10.1
                              EMPLOYMENT AGREEMENT
                                       and
                             COVENANT NOT TO COMPETE


                  EMPLOYMENT AGREEMENT and COVENANT NOT TO COMPETE (the "Employment Agreement"), by and between THE SCOTTS COMPANY (the "Company") and ROBERT F. BERNSTOCK (the "Executive"), effective as of October 1, 2004.

                                   WITNESSETH:

                  WHEREAS, the Executive desires to continue to utilize the services of the Executive in the new capacities of its President North America, and Executive Vice President, and the Executive is willing to render such services; and

                  WHEREAS, the Company and the Executive desire to evidence in this Employment Agreement the terms under which the Executive will perform such services;

                  NOW THEREFORE, in consideration of the premises, respective covenants and agreements of the parties contained in this Employment Agreement, and intending to be legally bound, the Executive and the Company agree as follows:

         1.       Title and Duties

                  (a) General. The Executive agrees to continue in the employment of the Company on and after October 1, 2004, pursuant to the terms of this Employment Agreement. The Executive's titles will be President North America and Executive Vice President of the Company. The Executive's duties and responsibilities will be as described in the Company's Bylaws (as in effect as of the date of this Employment Agreement) and the Executive shall at all times report directly to the Chief Executive Officer of the Company, or as otherwise agreed by the Executive. The Executive will exercise due diligence and reasonable care in the performance of the Executive's duties under this Employment Agreement. During the Term of this Employment Agreement, a change in the Executive's assignments or duties shall not constitute "Constructive Termination", as defined in Paragraph 2(c), if, in any given fiscal year, the Executive does not lose supervision or reporting relationships over business functions or segments that have generated one hundred million dollars or more of revenue in the prior fiscal year, or which constitute a core business function of the Company.

                  (b) Board Service. The Executive will be permitted to serve on the boards of for-profit organizations so long as such activities do not materially interfere with the performance of his duties hereunder. The Company acknowledges that the board positions (3) on October 1, 2004, held by the Executive do not materially interfere with the Executive's performance of duties under this Employment Agreement.

                  (c) Place of Performance. The Executive shall primarily perform his duties and conduct his business at the offices of the



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         Company, located in Marysville, Ohio, except for required travel reasonably required for the Company's business.

         2.       Term

                  (a) General Term. Unless earlier terminated as provided for herein, the term of this Employment Agreement will be for three years, beginning on October 1, 2004, and ending on September 30, 2007 (the "Term"). The Term of this Employment Agreement shall automatically extend for one additional year unless, at least thirty days prior to the end of the Term, either of the Company or the Executive shall give to the other written notice that the Term shall not extend for such one year period. The parties may renew this Employment Agreement for additional periods on mutually agreeable terms and conditions. Neither the Company nor the Executive is under any obligation to agree to such extensions and may refuse to extend or renew this Employment Agreement for any or no reason; provided, however, that the Company's refusal to offer the Executive a renewal on substantially comparable terms, as determined at the time of refusal, shall constitute a termination by the Company not for Cause, as if effected under Paragraph 2(c) below.

                  (b) Termination Due to Resignation Without Constructive Termination or Termination For Cause. If the Executive's employment with the Company is terminated by the Executive due to the Executive's voluntary resignation (other than voluntary resignation following "Constructive Termination", as defined below) or by the Company for "Cause" (as defined below), this Employment Agreement shall terminate immediately (except for the provisions of Paragraphs 4, 5, 6 and 7). For purposes of this Employment Agreement, the Executive may be terminated for "Cause" by majority vote of the Board of Directors of the Company as a result of the (i) Executive's conviction or plea of nolo contendere for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof; (ii) upon the Executive's willful and continued failure to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness);
         (iii) misconduct that materially injures the Company or a subsidiary of the Company or a subsidiary of the Company; or (iv) breach of any written covenant or agreement with the Company or a subsidiary of the Company. Any conduct or condition causing termination for Cause under Clauses (ii) or (iv) of this Paragraph 2(b) may be cured by the Executive within thirty days after written notice is delivered to the Executive from the Company and no termination shall occur for such reasons prior to the expiration of the cure period, if no cure occurs. For these purposes, no refusal to act or failure to adhere shall be considered as grounds for Cause unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company. In the event corrective action is not satisfactorily taken by the Executive, a final written notice of termination shall be provided to the Executive by the Company. In such event the Executive shall receive the amounts described in Paragraph 3(i) following termination of this Employment Agreement. Any resignation by the Executive shall be communicated by at least thirty days' advance written notice.



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                  (c) Resignation Following Constructive Termination;
         Termination Not for Cause. If the Executive's employment is terminated during the Term of this Employment Agreement (i) due to resignation following "Constructive Termination" (as defined below) or (ii) the Executive is discharged by the Company for any reason other than for Cause (as defined in Paragraph 2(b)), this Employment Agreement shall terminate immediately (except for the confidentiality provisions of Paragraph 4(a) and the provisions of Paragraphs 5, 6 and 7) and the Executive shall receive the amounts described in Paragraph 3(j) following termination of this Employment Agreement.

                  For purposes of this Employment Agreement, a "Constructive Termination" shall be deemed to have occurred in the event that (i) the Executive's Base Salary as defined in Paragraph 3(a) is reduced, (ii) a significant diminution in the Executive's responsibilities, authority or scope of duties is effected by the Board of Directors and/or Chief Executive Officer and such diminution is made without the Executive's written consent (without regard to whether or not any change is made to the Executive's title); (iii) the Company materially breaches this Employment Agreement; (iv) the failure by the Company to continue in effect any compensation or benefit plan in which the Executive is entitled to participate which is material to the Executive's total compensation, unless an equitable arrangement has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants; (v) the Company fails to obtain the assumption of this Employment Agreement as required by Paragraph 7(b); or (vi) the Company terminates the Executive's employment other than for Cause (as defined in Paragraph 3(b)) within twenty four months after a Change in Control of the Company.

                  For purposes of this Employment Agreement, a "Change in Control of the Company" means the occurrence of any of the following events after October 1, 2004: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, subsidiaries of the Company, an employee benefit plan sponsored by the Company, or Hagedorn Partnership, L.P. or its successor or any party related to Hagedorn Partnership, L.P. (as determined by the Board of Directors) is or becomes the "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of more than thirty percent of the combined voting stock of the Company; (ii) the shareholders of the Company adopt or approve a definitive agreement or series of related agreements for the merger or other business consolidation with another person and, immediately after giving effect to the merger or consolidation, (A) less than fifty percent of the total voting power of the outstanding voting stock of the surviving or resulting person is then "beneficially owned" (within the meaning of Rule l3d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or



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         indirect "beneficial owner" (as defined in Rule l3d-3 under the
         Exchange Act) of more than fifty percent of the voting power of the voting stock of the surviving or resulting person; (iii) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), to any person (other than the Company or a wholly owned subsidiary); (iv) for any reason, Hagedorn Partnership, L.P. or its successor or any party related to Hagedorn Partnership, L.P. (as determined by the Board of Directors) becomes the beneficial owner, as defined above, directly or indirectly, of securities of the Company representing more than forty-nine percent of the combined voting power of the Company's then-outstanding voting securities; or (v) the adoption or authorization by the shareholders of the Company of a plan providing for the liquidation or dissolution of the Company. Any resignation by the Executive as a result of assertion of a Constructive Termination shall be communicated by delivery to the Board of Directors of the Company of thirty days' advance written notice of such Constructive Termination and the grounds therefor, during which period the Company shall be entitled to cure or remedy the matters set forth in such notice to the Executive's reasonable satisfaction. Unless the Executive shall withdraw such notice prior to the expiration of such thirty day period, such resignation shall take effect upon the expiration of thirty days from the date of the delivery of such notice.

                  (d) Death; Disability. If the Executive shall die, or become disabled and cannot perform the Executive's duties for a period of more than six months, this Employment Agreement shall terminate immediately. For purposes of this Employment Agreement, the Executive shall be disabled as of the earlier of (i) the first date on which the Executive shall become eligible to receive disability benefits under the Company's long-term disability plan (or Social Security disability benefits at a time when the Company does not maintain a long-term disability plan or such plan is not available to the Executive); or
         (ii) if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder for the entire period of six consecutive months, and within thirty days after written notice in accordance with the provisions of Paragraphs 2(b) and 7(e) is given, shall not have returned to the performance of his duties. In such events, the Executive or his estate or beneficiary shall receive the amounts described in Paragraph 3(h).

         3.       Compensation

                  (a) Base Salary. Each year during the Term hereof, the Executive will be paid a base salary of $540,000 per annum ("Base Salary"), payable in accordance with the Company's payroll guidelines, subject to applicable tax and benefit plan withholding. Increases may be made to the Executive's Base Salary (in accordance with the standard performance review procedures for senior executive officers of the Company) at the discretion of the Compensation and Organization Committee and approved by the Board of Directors based upon the Executive's individual performance. Notwithstanding the foregoing, if



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         the Executive's Base Salary is increased, it shall not thereafter be decreased during the Term of this Employment Agreement.

                  (b) Incentive Target. The Executive shall be a participant in The Scotts Company Executive/Management Incentive Plan, with a Target Payment Percentage (as defined in such plan) of sixty-five percent, and in any successor to such plan. The goals for the Executive under such plan shall be consistent with those established for other senior executives in general, taking into consideration the Executive's position and duties with the Company.

                  (c) Stock-Based Compensation. As of October 1, 2004, the Executive shall receive a restricted stock grant of twenty-five thousand shares of stock of the Company. The terms of grant shall specify that any forfeiture restrictions shall lapse on September 30, 2009, if the Executive is then employed by the Company, or on September 30, 2007, if the Executive is then employed by the Company and is not then serving as Chief Operating Officer of the Company, or in a more senior position with the Company. The Executive shall be eligible for additional grants and awards under The Scotts Company 2003 Stock Option and Incentive Equity Plan or any successor plan (the "Equity Plan") on a basis no less favorable to the Executive than other senior management executives, commensurate with his position and title, targeted at least at the 50th percentile of peer companies for the chief operating officer position.

                  (d) Benefit Plan Participation. The Executive shall be entitled to participate in all of the Company's benefit programs for senior management executives. The Executive shall participate in, and be eligible to receive benefits under, any "employee welfare benefit plans" and "employee pension benefit plans" (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and business travel insurance plans and programs as shall apply to general and/or executive employees of the Company; and shall be provided benefits under such plans and agreements substantially equivalent (in the aggregate) to the benefits provided to other senior executive officers of the Company and on substantially similar terms and conditions as such benefits are provided to other senior executive officers of the Company. Notwithstanding the foregoing, the Executive is not eligible for participation in the Company's pension plan. The Executive will participate, or be eligible to participate where participation is voluntary, in any non-qualified pension, supplemental executive retirement programs, deferred compensation, and excess benefit plans sponsored by the Company and available to any of the Company's senior management executives. During the Term, the Company shall provide to the Executive all of the fringe benefits and perquisites that are provided to other senior executive officers of the Company, and the Executive shall be entitled to receive any other fringe benefits or perquisites that become available to other senior executive officers of the Company subsequent to the date of execution of this Employment Agreement. Without limiting the generality of the foregoing, the Company shall provide the Executive with the following benefits during the Term: (i) paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers, which policies shall provide the Executive with benefits no less favorable (in the aggregate) than those provided to any other senior executive officers of the Company; (ii) an automobile



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         allowance of at least $12,000 annually and no less than any such allowance provided to any other senior executive officer of the Company; (iii) the Executive and, in some circumstances, members of his immediate family shall receive use of one or more Company-owned or leased and Company operated aircraft in accordance with the Company's standard executive flight and travel policies. The Executive acknowledges that part of any such travel may constitute additional taxable compensation of the Executive, but the Company makes no tax representation relating thereto. In the event that the Executive shall attain the age of fifty-five years while in the active employment of the Company, and completes at least six years of full-time continuous employment with the Company, the Company will extend active employee health care benefits required to be available to the Executive for a limited period ("COBRA Coverage") under Part Six of Title One of ERISA, until the Executive attains the age of sixty-five years (or, in the event of the Executive's death, would have attained the age of sixty-five years) or becomes entitled to benefits under the Federal "Medicare Part A" program, whichever shall first occur. The Executive will pay a premium for such extended health care coverage. During the period in which COBRA Coverage is statutorily required under ERISA, the Executive (or his spouse or dependents in the event of his death) shall pay the COBRA premium then in effect for those who elect COBRA Coverage under the Company's health plan or plans. Thereafter, during the extended coverage period described in this Paragraph 3(d), the Executive shall pay one hundred fifty percent of such COBRA premium in effect from time to time for such coverage.

                  (e) Personal Financial Planning. The Company will provide the Executive with either a $4,000 amount to be used in lieu of the provision of personal financial planning, or will provide personal financial planning up to a cost or value of such amount. The value of such services or such amount will be added to the Executive's taxable income. Some or all of such value or amount may be tax deductible by the Executive, but the Company makes no tax representation relating thereto.

                  (f) Executive Physical. The Executive shall receive a comprehensive physical examination annually at Company expense through a physician or physicians of the Executive's choice under the Cleveland Clinic or OSU Executive Medical Services facilities, provided that part of such expense may be reimbursed through one or more Company welfare benefit plans.

                  (g) Repayment of Sign-On Bonus. In the event that the Executive shall separate from employment with the Company prior to April 24, 2005, for any reason, the Executive shall repay to the Company a pro-rated portion of the $300,000 sign-on bonus he received pursuant to his agreement entered into with the Company on April 23, 2003. Such pro-ration shall be based on the non-expired part of the twenty-four month period which commenced April 23, 2003. Such repayment shall be paid by the Executive in a single lump sum payable within thirty days of the Executive's separation from the Company.

                  (h) Compensation on Death or Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall



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         continue to receive his full Base Salary, as well as other applicable employee benefits provided to other senior executives of the Company, less any amounts paid under the Company's long-term or short-term disability plans before termination of the Executive's employment, until his employment is terminated pursuant to Paragraph 2(d) hereof. In the event of the death of the Executive, the Executive's estate or designated beneficiary shall receive the Executive's accrued and unpaid Base Salary to date of death. Bonuses, benefits and perquisites and reimbursements shall be payable in accordance with the terms of the governing plan documents or Company policies. Upon termination of this Employment Agreement under Paragraph 2(d), the Executive, or the Executive's estate or designated beneficiary in the event of the Executive's death, shall also receive within thirty days of the date of death or disability termination, a lump sum amount equal to two times the sum of Executive's annual Base Salary and incentive target bonus (in each case as in effect in the year of disability or death), plus the payments and benefits set forth in Paragraphs 3(j)(iii), (j)(v),
         (k) and (l), at the times indicated therein. The Executive, in the manner designated by the Company, may designate a beneficiary or beneficiaries other than his estate to receive such amount. No other severance amount shall be payable under the Employment Agreement on account of the Executive's death or disability.

                  (i) Compensation in the Event of Resignation Other Than on Account of Constrictive Termination or in the Event of Discharge for Cause. If the Executive's employment is terminated by the Company for Cause (as defined in Paragraph 2(b)) or the Executive resigns for any reason other than pursuant to Constructive Termination (as defined in Paragraph 2(c)) the Executive will receive payment of his unpaid accrued Base Salary to the date of termination of employment, and shall be entitled to any amounts provided under the terms of the Company's benefit plans and employment policies, and the Company shall have no further obligations to the Executive under this Employment Agreement.

                  (j) Compensation in the Event of Resignation Following Constructive Termination or Discharge by the Company Other than for Cause. In the event that the Executive shall be entitled to compensation pursuant to Paragraph 2(c), the Executive shall receive within fifteen days of termination of employment, except as required by Paragraphs 3(j)(iii) and (iv) below, the following:

                           (i) The Executive's accrued and unpaid Executive's
                  Base Salary as described in Paragraph 3(a) through the date of termination;

                           (ii) except as provided in Paragraph 3(j)(iii), in
                  lieu of further cash compensation payments to the Executive pursuant to Paragraph 3, the Company shall pay the Executive, within thirty days of the date of the Executive's termination, a lump sum amount equal to two times the sum of the Executive's annual Base Salary and incentive target bonus (for such year);

                           (iii) in addition to the compensation described in
                  Paragraph 3(j)(ii), the Executive shall receive the amount of incentive the Executive would have earned for such year pro-rated to the date of termination, and payable at the time incentive



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                  payments are regularly payable to recipients of such payments for such year;

                           (iv) the amounts payable under the Company's benefit
                  plans, perquisites and policies shall be payable under the terms of the respective plan documents and personnel policies; provided, however that if health benefits are not otherwise due to the Executive, his spouse or dependents under Paragraph 3(d), medical coverage shall be provided for a twenty-four month period following the date of termination at the same coverage level as is made available to active senior management employees of the Company, subject to the charges for such coverage described in Paragraph 3(d); and

                           (v) additionally, the provisions of Paragraph 7(i)
                  and 7(j) shall remain in effect as though this Employment Agreement expired at the end of its regular Term described in Paragraph 2(a), irrespective of its earlier termination.

                  (k) Vesting. The Executive has received prior to October 1, 2004, stock-based awards relating to fifty thousand shares of Company stock on June 2, 2003, and twenty-five thousand shares of Company stock on November 19, 2003. The Executive has also received a stock award pursuant to Paragraph 3(c) of this Employment Agreement, and may receive additional stock-based compensation in the future. Notwithstanding anything in the award documents under which such awards were made to the contrary, all such awards shall vest, become exercisable, or mature, as applicable, in the event of termination of the Executive's employment by the Company for any reason other than for Cause, or in the event of the Executive's resignation following Constructive Termination, provided, however, that this provision shall apply to the stock award pursuant to this Employment Agreement of twenty-five thousand shares of Company stock and any additional stock based compensation in the future only if the Executive's termination of employment or resignation following Constructive Termination occurs on or after the attainment of the age of fifty-five years. The Company agrees to make, and represents that the Board has authorized as of the date of this Employment Agreement, an amendment to any of the relevant award instruments as shall be necessary to be consistent with this Paragraph 3(k), as well as adding a provision prohibiting cancellation of the award without the consent of the Executive. The time and manner of payment or transfer will be determined in accordance with the terms and provisions of the Equity Plan.

                  (l) Supplemental Retirement Benefit. During any period in which the Executive or his spouse or dependents receives regular and extended health care continuation coverage pursuant to Paragraph 3(d), the Executive or his spouse or dependents shall receive a supplemental retirement income payment equal to one hundred fifty percent of the then-effective annual COBRA coverage premium. Such amount shall be paid in a single sum, payable in the first month of each applicable calendar year in which such amount is payable, and shall be subject to all applicable tax withholding. Such amount shall be deemed to be payable under a plan described in sections 201(2), 301(a)(3) and 401(a)(2) of ERISA and subject to Department of Labor Regulation 2520.104-23 (or any similar successor regulation).



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         4.       Confidentiality and Non-Competition

                  (a) Nondisclosure. The Executive recognizes and acknowledges that the Executive will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. The Executive agrees that the Executive will not at any time, either during or after the Executive's employment, disclose to others, use, copy or permit to be copied, except pursuant to the Executive's duties on behalf of the Company or its successors, subsidiaries, assigns or nominees, and except pursuant to requirements of law or any lawful judicial or administrative proceeding, any secret, proprietary or confidential information of the Company (whether or not developed by the Executive) including, without limitation technical information, product information and formulae, process, business and marketing strategies, customer information and other information concerning the Company's and subsidiaries' products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits and other forms of information considered by the Company to be proprietary and confidential and in the nature of Trade Secrets, without the prior written consent of the Chief Executive Officer or Board of Directors of the Company. The Executive will return upon request all property (other than personal property), including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that have been produced by, received by or otherwise been submitted to the Executive in the course of his service with the Company or a subsidiary of the Company.

                  (b) Need for Covenant. The Executive and the Company agree that the Executive, by virtue of his position with the Company, is in possession of highly sensitive information regarding the Company's investors, contracts, plans and operations, and those of its corporate affiliates, that the Executive is the Company's representative to current and potential clients, that other entities each compete vigorously with the Company throughout various portions of the Company's area of operations, and the Executive's use of such knowledge for the benefit of a competitor of the Company would provide a competitive advantage to a competitor that would be highly detrimental to the Company. The Executive's skills, knowledge and services are unique, and the success or failure of the Company is dependent upon the Executive's services. The Executive agrees that the Company has a legitimate business interest in protecting this information and preventing competitors from utilizing such information. Therefore, the Executive agrees that, during the Term of this Employment Agreement and for a period of thirty-six months (except as provided in Paragraph 4(c)(3), below) following the termination of this Employment Agreement
         (i) due to expiration or the Term or, (ii) by the Executive other than due to Constructive Termination or (iii) by the Company due to discharge without Cause, the Executive will not engage in any Prohibited Competitive Activities, as provided in Paragraph 4(c).

                  (c) Competitive Activities. During the time period specified in Paragraph 4(b), the Executive shall not:



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                           (1) engage in, or have any interest in any person,
                  firm, corporation, business or other entity (as an officer, director, employee, agent, stockholder or other security holder, creditor, consultant or otherwise) that engages in or renders any service (including, without limitation, advertising or business consulting) which is the same, similar or competitive to the Company's principal business activities, as the same may be conducted from time to time;

                           (2) interfere with any contractual relationship that
                  may exist from time to time of the business of the Company, including, but not limited to, any contractual relationship with any director, officer, employee, or sales agent, or supplier of the Company;

                           (3) for an eighteen month period following
                  termination of this Employment Agreement, without the Chief Executive Officer's or Board of Directors' consent, which may be withheld for any or no reason, solicit, induce or influence, or seek to induce or influence, any person who currently is, or from time to time may be, engaged in or employed by the Company (as an officer, director, employee, agent or independent contractor) in any managerial or executive or technical position to terminate his or her employment or engagement by the Company; or

                           (4) deliberately engage in any action that the
                  Company advises the Executive has or will cause substantial harm to the Company.

         Such activities are defined as "Prohibited Competitive Activities". Notwithstanding anything to the contrary contained herein, the Executive, directly or indirectly, may own publicly traded stock constituting not more than three percent of the outstanding shares of such class of stock of any corporation if, and as long as, the Executive is not an officer, director, employee or agent of, or consultant or advisor to, or has any other relationship or agreement with such corporation; except as provided in Paragraph 1(b).

                  (d) Injunctive Relief. The Company and the Executive agree that money damages may not be adequate to compensate the Company for the Executive's breach of any provision of this Paragraph 4 and that the Company therefore will be entitled to a decree for specific performance or other appropriate remedy, including injunctive relief, to enforce the Executive's performance of any such provision. The Executive expresses, agrees and acknowledges that this Covenant Not to Compete is necessary for the protection of the Company because of the nature and scope of its business and the Executive's position with, and services for, the Company. The Executive acknowledges that any breach of this Covenant Not to Compete would result in irreparable damage to the Company.

                  (e) Reasonableness. The Executive expressly agrees and acknowledges as follows:

                  (1) This Covenant Not to Compete is reasonable as to time and geographical area and does not place any unreasonable burden upon the Executive;

                  (2) The general public will not be harmed as a result of enforcement of this Covenant Not to Compete;

                  (3) The Executive has requested or has had the opportunity to request that his personal legal counsel review this Covenant Not to Compete; and

                  (4) The Executive understands and hereby agrees to each and every term and condition of this Covenant Not to Compete.

         5.       Indemnification

                  If, at any time during or after the Term of this Employment Agreement, the Executive is made a party to, or is threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that the Executive is or was a director, officer, employee, or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which the Executive served as such at the request of the Company, then the Executive shall be indemnified by the Company against expenses actually and reasonably incurred (including the advancement of legal fees and expenses) by the Executive or imposed on the Executive in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if the Executive acted in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive's conduct was unlawful, except with respect to matters as to which it is adjudged that the Executive is liable to the Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of the Executive's duties. As used herein, the term "expenses" shall include all obligations actually and reasonably incurred by the Executive for the payment of money, including, without limitation, attorney's fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other enterprise by the Executive.

         6.       Arbitration

Except as provided in Paragraph 4, any controversy or claim arising out of or relating to this Employment Agreement, or any breach thereof, except as provided in Paragraph 4, shall be adjudged only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the City of Columbus, Ohio, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees of the parties, as well as the arbitrators' fees and expenses, in such proportions as the arbitrator(s) deem just.

         7.       Other Provisions

                  (a) Governing Law. This Employment Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, excluding any conflicts of law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.

                  (b) Assignment. Except as otherwise indicated, this Employment Agreement is not assignable without the written authorization of both parties; provided that the Company may assign this Employment Agreement to any entity to which the Company transfers substantially all of its assets or to any entity which is a successor to the Company by reorganization, incorporation, merger or similar business combination. In the event of any such transfer or assignment by the Company, the rights and privileges of the Board hereunder shall be vested in the Board of Directors or other governing body of the transferee or successor entity. However, notwithstanding anything to the contrary contained herein, this Employment Agreement will be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any such successor by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In addition to the Executive's rights above, if a Change in Control of the Company occurs as described in Paragraph 2(c) above, the failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Employment Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive resigned from the Executive's employment due to a Constructive Termination, as described in Paragraph 2(c), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Employment Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 7(b) or which otherwise becomes bound by all the terms and provisions of this Employment Agreement by operation of law. This Employment Agreement and all rights of the parties hereto shall inure to the benefit of and be enforceable by the parties hereto, their assigns, personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

                  (c) Survival of Certain Provisions. Except as otherwise provided herein, the provisions of Paragraphs 4, 5 and 6 of this Employment Agreement shall survive the termination of this Employment Agreement.

                  (d) Prior Agreements Voided. Upon commencement of the Term of this Employment Agreement, this Employment Agreement supersedes all previous employment agreements, written or oral, between the Company and the Executive, including, without limitation, the agreement of April 23, 2003. This Employment Agreement may be amended only by written amendment duly executed by both parties hereto or their legal representatives and authorized by action of the Board. Except as otherwise specifically provided in this Employment Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

                  (e) Notices. Any notice or other communication required or permitted pursuant to the terms of this Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Chief Executive Officer with a copy to the General Counsel of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that until any notice of change of address is received, notices shall be sent to the following addresses:

                  If to the Executive:         If to the Company:
                                               The Scotts Company
                  Mr. Robert F. Bernstock      Attn:  Chief Executive Officer
                  [address]                    14111 Scottslawn Road
                                               Maryville, Ohio  43201

                  (f) Reformation. If any one or more of the provisions or parts of a provision contained in this Employment Agreement including, without limitation, the restrictions contained in Paragraph 4, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Employment Agreement, but this Employment Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.

                  (g) Mitigation. The Executive shall not be required to mitigate damages (or the amount of any compensation provided under this Employment Agreement to be paid) following the Executive's termination of employment, by seeking employment or otherwise.

                  (h) Rights under Stock-Based Plans. In the event that any Incentive Compensation Plan or the Option Plan are amended to reduce, modify limit or restrict any of the Executive's accrued or vested rights thereunder, the Company hereby agrees that no such amendment shall apply to the Executive without the Executive's written consent.

                  (j) Amendments Related to Indemnification. The Company will not amend the provisions of its governing documents which pertain to the Executive's indemnification in the Executive's capacity as an officer except to substitute therefor provisions which are more favorable to the Executive, except as otherwise required by law or the rules of any securities exchange or similar entity, or by applicable law.

                  (k) Counterparts. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

                  (l) Due Authorization. The Company represents that its execution of this Employment Agreement and covenants specified in this Employment Agreement have been duly authorized by its Board and that there are no impediments to it fulfilling its obligations hereunder.

                                                   The Scotts Company




                                                   By:  /s/ Denise Stump
                                                        ------------------------
                                                   Its: Executive Vice President
                                                        Global Human Resources

AGREED AND ACCEPTED this
16th day of September,
2004 and effective as of
October 1, 2004.


                                                     /s/ Robert F. Bernstock
                                                    -------------------------
                                                     Robert F. Bernstock



Signed in my presence on 9-16-04.

         /s/ Ellen Richards
-------------------------------
Ellen Richards
Notary Public, State of Ohio
My Commission Expires 08-16-05